UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 15, 2009 (July 14, 2009)
FREMONT GENERAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	001-08007	95-2815260

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

175 North Riverview Drive
Anaheim, California	92808

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (714) 283-6500
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     On July 14, 2009, the United States Bankruptcy Court for the Central District of California, Santa Ana Division (the “Bankruptcy Court”) terminated, effective as of July 17, 2009, the “exclusive period” in which only Fremont General Corporation (the “Company”) would be permitted to solicit votes on a filed plan of reorganization. Pursuant to section 1121 of the United States Bankruptcy Code (“Bankruptcy Code”), a debtor in possession, such as the Company, has 120 days from the date of the filing of its Chapter 11 petition with the Bankruptcy Court in which to file a plan of reorganization, subject to Bankruptcy Court’s discretion to grant extensions of this exclusive period, as well as an additional 60 day period in which only the debtor in possession may solicit votes on a filed plan. During these exclusive periods, no other person or entity is permitted to file a plan of reorganization or solicit votes thereon.
     As previously disclosed, on June 1, 2009, the Company filed a “Plan of Reorganization Under Chapter 11 of the Bankruptcy Code” (the “Plan”) and an accompanying “Disclosure Statement Describing Debtor’s Plan Pursuant to Chapter 11 of the Bankruptcy Code” (the “Disclosure Statement”) with the Bankruptcy Court, which, pursuant to previous orders of the Bankruptcy Court, automatically extended the Company’s exclusive ability to pursue confirmation of the Plan through September 1, 2009.
     On June 8, 2009, the Official Committee of Unsecured Creditors in the Company’s pending bankruptcy proceedings (the “Creditors Committee”) filed a motion with the Bankruptcy Court seeking to terminate the exclusive period so that the Creditors Committee could file an alternative plan of reorganization. The Official Committee of Equity Holders in the Company’s pending bankruptcy proceedings (the “Equity Committee”) joined the Creditors Committee’s termination motion.
     As a result of the Bankruptcy Court’s termination of the Company’s exclusive periods, the Creditors Committee, the Equity Committee, and other parties in interest may file alternative plans of reorganization and accompanying disclosure statements (collectively, “Alternative Plans”) beginning on July 17, 2009. Any such Alternative Plans will be prepared by the Creditors Committee, the Equity Committee, or other applicable proponents without coordination with, input from, or approval of the Company or its management team. The Company and its management is filing this Form 8K to make all stockholders of the Company aware of the fact that — except to the extent expressly stated to the contrary — any and all statements, representations, estimates, analysis, projections and other information contained in any Alternative Plans should be attributed solely to the Creditors Committee, the Equity Committee, or other applicable proponents thereof, and thus should not be relied upon as statements of the Company or its management team. Moreover, we caution investors that certain financial information relating to the Company and its wholly-owned subsidiary, Fremont Reorganizing Corporation (“FRC”), as well as related representations that are expected to be contained in one or more of the Alternative Plans are based upon financial statements that have not been audited or reviewed by independent registered accountants, have not been presented in accordance with generally accepted accounting principles and were prepared for internal purposes only. Indeed, specifically with respect to the Creditors Committee and the Equity Committee, such materials were provided and circulated pursuant to confidentiality agreements expressly contemplating that such materials were not for public circulation. Thus, the Company advises that such unaudited financial information and related representations in any Alternative Plans that are attributable to the Company or its management have been either: (i) prepared by the Company for internal purposes only and not for the purpose of distributing such information to the public or (ii) prepared as part of the Company’s Monthly Operating Reports that are filed with the Bankruptcy Court in accordance with the Bankruptcy Code, which the Company has previously stated should not be relied upon for investment purposes. As such, investors and other interested parties should not rely upon such information until the Bankruptcy Court has approved the disclosure statement relating to any Alternative Plan as containing the “adequate information” required by section 1125 of the Bankruptcy Code.
     Documents filed with the Bankruptcy Court in connection with the Company’s bankruptcy case (other than documents filed under seal or otherwise subject to confidentiality protections) will be accessible at the Bankruptcy Court’s Internet site, www.cacd.uscourts.gov, through an account obtained from Pacer Service Center at 1-800-676-6856. Additional information may also be found at the Company’s website at www.fremontgeneral.com under “Restructuring Information” where you will find the following link www.kccllc.net/fremontgeneral. The information set forth on the foregoing websites shall not be deemed to be a part of or incorporated by reference into this Form 8-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREMONT GENERAL CORPORATION
Date: July 15, 2009	By:	/s/ Richard A. Sanchez
		Name:	Richard A. Sanchez
		Title:	Interim President and Chief Executive Officer